Exhibit 3.26.1
“KLEIMAR”
Naamloze Vennootschap (NV — Limited Company)
at 5 Suikerrui, 2000 Antwerp
Liable to VAT — enterprise number 0426.557.894
Legal Entities Register Antwerp

Articles of Association co-ordinated following the
extraordinary general meeting of 9 September 2008.
TITLE I: CORPORATE STATUS — NAME — REGISTERED OFFICE — PURPOSE — DURATION
Article 1: Name
The Company has the corporate status of a limited company — Naamloze Vennootschap — in short NV, and exists under the name “KLEIMAR”.
Article 2: Registered Office
The registered office of the Company is established at 5 Suikerrui, 2000 Antwerp, Judicial District of Antwerp.
The registered office may be transferred to another place in Belgium by simple decision of the Board of Directors, without any change to the Articles of Association, on condition that this transfer of the registered office does not cause any change for what concerns the language laws system applicable to the Company.
The transfer of the registered office has to be published in the Appendices to the Belgian Official Journal.
By simple decision of the Board of Directors, the Company can establish, in Belgium and abroad, additional administrative offices and places of business, as well as offices and branch offices.
Article 3: Purpose
The purpose of the Company is:
- the purchase, sale, transfer, exchange and administration of all personal securities, shares, certificates in companies, bonds, state paper and all personal and real property and rights;
- all activities of management and consultancy, all activities which are directly or indirectly related to analysis and advice in all matters whether economic, financial, technical, social, or relating to business organization;
- all transport on land, on water and in the air and activities relating to transport operations in general;
- the purchase, sale, leasing, taking and giving in hire, the trade and operation of vehicles, aircrafts, ships and all other means of transport.
In order to guarantee its own obligations, as well as the obligations of third parties, the Company can provide securities, by, among other things, mortgaging or pledging its property, including its own business activity, or by standing surety.
The Company may perform both in Belgium and in other countries all transactions relating to industry, commerce, personal and real property or finance which are of a nature to advance or promote its purpose, whether directly or indirectly.
The Company may hold interests, whether by means of contribution, merger, subscription, participation, money or other means in all existing companies or companies in promotion or in enterprises in Belgium and abroad. It may concern itself in every way in all businesses, enterprises or companies, which have an identical, similar or related purpose or which are of a nature to promote the growth of its enterprise and may even merge with these companies.
Article 4: Duration
The Company has been formed for an indefinite period of time.
Except for the judicial dissolution, the Company can only be dissolved by the extraordinary general meeting, in compliance with the provisions of the Companies Code on the dissolution of companies.
TITLE II: CAPITAL
Article 5: Nominal Capital
The nominal capital of the Company amounts to three million two hundred and three thousand and seventy two American dollars and eighty-seven cents (USD 3,203,072.87) and is represented by fifty-six thousand nine hundred and ninety (56,990) shares of no par value, whereof
*	forty-three thousand four hundred and twenty-two (43,422) shares are class A shares;

*	and thirteen thousand five hundred and sixty-eight (13,568) shares are class B shares;
which all enjoy the same rights and benefits except where expressly provided otherwise in the Articles of Association.
The capital has been entirely and unconditionally subscribed to and paid up in full.
Article 6: Authorized Capital
No authorization is currently given to the Board of Directors to increase the capital of the Company.
Article 7: Increase of Capital — Pre-emptive Right
1.	The resolution to increase the capital is adopted by the General Meeting resolving in accordance with the rules for the amendment of the Articles of Association.

The issue price and the conditions of issue of new shares are determined by the General Meeting resolving on a proposal of the Board of Directors.

2.	In the event of new shares being issued with an issue premium such issue premium must be paid in full at the time the shares are subscribed to.

3.	Upon each increase in the nominal capital, the shares subscribed to in money must be first offered to the shareholders in proportion to that part of the capital represented by their shares, during a period of at least fifteen days counting from the day on which subscriptions were opened.

4.	With respect to the exercise of the pre-emptive right for shares to which more than one person is entitled, reference is made to Article 11 of these Articles of Association.

5.	The pre-emptive right may be limited or suspended in the interest of the Company by the General Meeting acting in compliance with the relevant legal requirements.

6.	The General Meeting or, where applicable, the Board of Directors acting within the limits of the authorized capital may resolve on an increase in capital in favour of the personnel subject to compliance with the provisions of Section 609 of the Companies Code.
Article 8: Capital Reduction — Acquisition of own shares
The resolution to purchase the Company’s own shares or to reduce the capital may be adopted subject to compliance with the relevant provisions of law.
TITLE III: SHARES — BONDS
Article 9: Nature of the Shares
The shares are registered and are recorded in a register of registered shares.
The register of registered shares may be kept in electronic form.
Article 10: Shares not paid up in full — Requirement to pay
The undertaking to pay up a share in full is unconditional and indivisible. If shares which have not been paid up in full belong to several persons in joint ownership, each of them is liable for the payment of the entire amount of the called payments due.
Additional payment or payment in full is called for by the Board of Directors at the time it determines. Notice of this is given to the shareholders by registered letter naming the bank account to which the payment should be made by transfer or cash deposit, to the exclusion of all other methods of payment. The shareholder is in default merely by the expiry of the period determined in the notification and the Company is owed interest at the legal interest rate effective at that time, raised by two percentage points.
As long as the calls for payment due on a share have not been made in accordance with this provision, the exercise of the rights accruing to it, are suspended.
Premature payments on shares cannot be made without the prior consent of the Board of Directors.
When determining the dividend account must be taken of the extent to which each share participates in the result for the financial year concerned, as described in Article 42 of these Articles of Association.
Article 11: Exercise of rights accruing to a share to which more than one person is entitled
1.	The exercise of all rights accruing to shares given in pledge are reserved exclusively to the owner-pledger, except in the event of express notification otherwise given by the owner-pledger and the pledge-holding creditor sent together by registered letter to the Company.

The pledge-holding creditor must give his full cooperation to the owner-pledger to permit this person to freely exercise his rights in full.

2.	In all other cases the following rules apply, without prejudice to the application of the provisions of common law:

a)	Appointment of a common representative

The owners of one or more shares in joint ownership, bare owners and usufructuaries or, in general, all persons who for one reason or other are jointly entitled to one and the same share, must cause themselves to be represented by one and the same person for the purposes of the exercise of the associated rights. The full identity of this person is communicated by all the jointly entitled persons acting together by registered letter to the Chairman of the Board of Directors at the registered office of the Company.

If no agreement can be reached by the jointly entitled persons, the most willing party may turn to the competent court in order to seek the appointment of a joint representative or a provisional administrator (both referred to here below as the “joint representative”).

As long as no joint representative has been appointed in respect of the Company for the shares concerned, the membership rights accruing to these shares are suspended.

b)	Convenings, announcements and notifications

All convenings, announcements and notifications by the Company addressed to the jointly entitled persons are solely and validly made to the designated joint representative.

c)	Admission to the General Meeting

Only the joint representative is admitted to the General Meeting, without prejudice to the right of the joint representative to cause himself to be represented by a proxy of his choice in accordance with Article 34 of these Articles of Association.

d)	Voting Rights

The voting right always devolves on the joint representative.

e)	Pre-emptive Right
*	Shares in undivided joint ownership

In the event of an increase in capital or issue of other securities subject to the application of the pre-emptive right of the existing shareholders, the pre-emptive right accrues to the jointly entitled persons acting in unison.

If the pre-emptive right is exercised the shares thus acquired in undivided joint ownership belong to the jointly entitled persons.

If the pre-emptive right is not exercised, this right lapses without it accruing either wholly or in part to one or more of the jointly entitled persons, without prejudice to the right of the jointly entitled persons to transfer this pre-emptive right.

*	Shares in bare ownership and usufruct

The exercise of the pre-emptive right accrues in principle to the bare owner.

Should the bare owner not make use of this right, it accrues to the usufructuary.

The shares thus acquired belong in full ownership to the bare owner or the usufructuary respectively and are thus not subject to the aforementioned rules.
Article 12: Imposition of Seals
Heirs, creditors, or other successors to the rights of a share-holder may in no circumstances intervene in the management of the Company, nor cause seals to be laid on the goods and securities of the Company, nor pursue the liquidation of the Company and the distribution of its assets.
For the exercise of their rights they must abide by the balance sheets and inventories of the Company and accept the resolutions of the General Meeting.

Article 13: Issue of Bonds
The Board of Directors may proceed to the issue of bonds which may or may not be secured by collateral securities without prejudice to the provisions of Section 581 of the Companies Code.
TITLE IV: TRANSFER OF SHARES
Article 14: Transfer of shares
The transfer of shares is not subject to any restrictions.
TITLE V: BOARD OF DIRECTORS
Article 15: Powers of the Board of Directors
The Board of Directors is authorized for the performance of all actions that are necessary or useful for the realization of the purpose of the Company, with the exception of those for which according to the law only the General Meeting of Shareholders is authorized.
Article 16: Appointment and Resignation of Directors
The Company is governed by a Board of Directors composed of at least three (3) directors. When it is determined at a General Meeting that the Company has no more than two (2) shareholders, the Board of Directors may consist of two (2) members until the day of the General Meeting following the determination, by any means whatsoever, that there are more than two shareholders. When a juristic person is appointed as a Director, this juristic person must appoint a permanent representative from among its shareholders or members, directors, director-managers, members of the board of management, or employees, who is instructed with the performance of this task in the name of and for the account of the juristic person appointed as Director. This permanent representative must ultimately be a physical person.
Only the General Meeting is authorized to determine the number of Directors.
The Directors are appointed by the General Meeting.
The term of their office may not exceed six (6) years.
The term of office expires at the closure of the General Meeting or Board meeting that provides for their replacement.
Directors may at all times be dismissed by the General Meeting.
Resigning Directors may be reappointed.
When a Director’s chair becomes vacant, the remaining Directors are jointly authorized to provide a provisional replacement for the vacancy. The next forthcoming General Meeting will resolve on the permanent appointment. The newly appointed Director serves for the remainder of the period of appointment of his predecessor.
Article 17: Remuneration
The General Meeting may resolve on the remuneration or otherwise of the appointment as director by granting a fixed or variable emolument.
The amount hereof is determined by the General Meeting and is borne as a general expense of the Company.
In the absence of any express resolution concerning the remuneration of a director his appointment is assumed to be unremunerated.
Article 18: Chairmanship
The Board of Directors may elect a Chairman from among its members. Should the Chairman be otherwise engaged he will be replaced by another director designated for this purpose by the Chairman.

Article 19: Conflict of Interests
Should a Director have a direct or indirect interest in a transaction that touches on matters of wealth as referred to be Section 523 of the Companies Code which conflicts with a decision or transaction that falls within the scope of the powers of the Board of Directors he must disclose this interest to the other Directors and the Statutory Auditor before the Board of Directors takes a decision.
His statement as well as the reasons for this conflict of interest must be included in the Minutes of the Board that takes the decision. In these minutes the Board describes the nature of the decision or transaction, gives the reasons for its decision and states the likely impact on the Company’s assets. These minutes are to be included in full in the Board’s Annual Report.
Should more than one Director be in such circumstances and the applicable legislation prohibit them from taking part in the deliberation or voting on the item concerned, this decision may be validly taken by the remaining Directors, even if in this case no more half the Directors are present or validly represented.
Article 20: Meetings of the Board of Directors
The Board of Directors is called by the Chairman or, in his absence, by any Director, as often as the interests of the Company so require as well as when he receives a request to this end by at least two Directors.
The Board is chaired by the Chairman.
The meeting is held at the registered office of the Company, or in any other place mentioned in the notice convening the meeting. The notice convening the meeting mentions the agenda of the meeting.
Article 21: Decision-making by the Board of Directors
Directors who cannot physically attend the meeting, may participate in the deliberations and votings by means of telecommunications such as conference-call or video-conference, on condition that all participants in the meeting can directly communicate with all the other participants. The Directors thus participating in the deliberations and votings of the Board of Directors will be considered present at the meeting. The minutes of the meeting clearly have to indicate which Directors thus participated in the deliberations and votings. The Board of Directors can only validly deliberate and resolve on matters appearing on the agenda and only on condition that at least half of its members is present, either in person or by means of telecommunication, or validly represented at the meeting.
On items not appearing on the agenda, the Board can only validly deliberate and resolve when all the Directors are present at the meeting and all have agreed thereto. This agreement is assumed to have been given when no objection is recorded in the minutes.
Each Director may instruct one of his colleagues by simple letter, by telegram, telex, telefax or any other means of communication, bearer of a printed document, to represent him at a specified meeting of the Board of Directors and to vote for him and in his place. In these circumstances a Director giving such instructions is regarded as being present.
A Director can represent several of his fellow members.
Resolutions of the Board of Directors are taken by majority vote.

In the event of a tie vote, the Chairman has a deciding vote, except when the Board of Directors is composed of only two members.
In extraordinary circumstances, when required by urgent necessity and by the interest of the Company, the decisions of the Board of Directors may be reached by unanimous written consent of all the Directors. This procedure can however not be used for ascertaining the annual accounts or for using the authorized capital.
Article 22: Minutes of the Board of Directors
Minutes are kept of the decisions of the Board of Directors. These minutes are bound in a special register and signed by the Chairman or, in his absence, by the Director who chairs the meeting, and at least the majority of the members of the Board attending the meeting.
Transcripts and abstracts of the minutes of the Board are signed by two Directors acting jointly or by a Managing Director acting alone.
TITLE VI: MANAGEMENT COMMITTEE
Article 23: Management Committee — Transfer of Administrative Authority
Further to Section of 524bis of the Companies Code, the Board of Directors may transfer its administrative powers to a management committee, which acts collectively, but where this transfer cannot relate to
•	the general policy of the Company

•	all acts that pursuant to the law are reserved for the Board of Directors.
The Board of Directors supervises the Management Committee.
Article 24: Conflicts of Interest
Should a member of the Management Committee have a direct or indirect interest in a transaction that touches on matters of wealth as referred to be Section 524ter of the Companies Code and which conflicts with a decision or transaction that falls within the scope of the powers of the Management Committee, he must disclose this interest to the other members of the Management Committee and the Statutory Auditor.
His statement as well as the reasons for this conflict of interest must be included in the Minutes of the Management Committee that takes the decision. In these minutes the Management Committee describes the nature of the decision or transaction, gives the reasons for its decision and states the likely impact on the Company’s assets. A copy of these minutes is submitted to first forthcoming meeting of the Board of Directors. These minutes are to be included in full in the Annual Report of the Board of Directors.
Should more than one member of the Management Committee be in such circumstances and the applicable legislation prohibits them from taking part in the deliberation or voting on the item concerned, this decision may be validly taken by the remaining members of the Management Committee, even if in this case no more half the members of the Management Committee are present or validly represented.
Article 25: Composition, Powers and Operation of the Management Committee
Insofar these Articles of Association contain no specific rules in this respect, the Board of Directors determines
a.	the composition of the Management Committee, which must be constituted of several persons, the conditions of appointment and resignation of the members or the Management Committee, any remuneration they may receive and the duration of their appointment;

b.	the powers of the Management Committee;

c.	the working procedures of the Committee.
Unless otherwise decided by the Board of Directors, the usual rules of the deliberating meetings apply to the Management Committee.
Article 26: Minutes of the Management Committee
Minutes are kept of the decisions of the Management Committee. These minutes are bound in a special register and signed by all members of the Management Committee attending the meeting.
Transcripts and abstracts of the minutes of the Committee are signed by at least two members of the Management Committee.
TITLE VII: DELEGATION OF POWERS
Article 27: Daily Management — Delegation of Powers — Advisory Committees
1.	The Board of Directors may appoint a Managing Director and grant him the widest powers for the daily management of the Company and the representation of this daily management.

The Board of Directors may also entrust the daily management and the representation of this daily management to
•	the Management Committee, should such a committee be established;

•	one or more persons, Director or otherwise.
2.	The Board of Directors and the persons delegated to daily management, acting within the limits of their powers, may grant special and specific powers to one or persons of their choice.

3.	The Board of Directors may entrust the management of the whole, a particular part or a department of corporate activities to one or more persons.

4.	The Board of Directors may and subject to its responsibility establish one or more advisory committees from among its members whereof it determines the composition and tasks.
TITLE VIII: REPRESENTATION OF THE COMPANY
Article 28: Representation of the Company
Without prejudice to the general representative powers of the Board of Directors as a whole, the Company shall be validly bound in court and for all extra-judicial purposes by the Chairman of the Board of Directors and the Managing Director acting jointly or three members of the Board of Directors acting jointly.
The Company will also be validly represented in law for judicial and extra-judicial purposes of daily management:
•	either by one or more delegates to this management, acting jointly or severally in implementation of the Board of Directors’ delegations resolution;

•	or in the way described by the Board of Directors, when the Management Committee is charged with the daily management.
Moreover the Company is validly bound in law by the special attorneys acting within the limits of their powers granted to them.
When the Company is appointed as director, manager, liquidator, member of the management committee, of the management board or of the board of surveillance of another company, it appoints a permanent representative, physical person, among its shareholders, directors, managers, members of the management board or employees, who will be charged with the execution of this mission in the name and on behalf of the Company.
TITLE IX : AUDIT
Article 29: Statutory Auditors
The audit of the financial state, the annual accounts and the correctness of the transactions to be reproduced in the annual accounts is entrusted to one or more Statutory Auditors should this obligation be imposed by the Companies Code.
Statutory Auditors are appointed and remunerated in accordance with the rules set out in the Companies Code.
TITLE X: GENERAL MEETINGS
Article 30: Annual, Special and Extraordinary General Meetings
The Annual General Meeting must be called every year on the last Friday of May at ten hours.
In the event of this day being a public holiday, the meeting will be held on the next following working day, unless this day is a Saturday.
A Special or Extraordinary General Meeting may be called at all times to consider any subject whatsoever that falls within its purview.
General Meetings are held at the registered office of the Company or in any other place indicated in the letter convening the meeting.
Article 31: Convening — Authority — Obligation
The Board of Directors and each Statutory Auditor, acting individually, may call every General Meeting.
They must call the Annual General Meeting on the day determined by these Articles of Association.
The Board of Directors and the Statutory Auditors are required to call a Special or Extraordinary General Meeting when one or more shareholders alone or collectively representing one fifth of the nominal capital so request.
Such a request is sent by registered letter to the offices of the Company; it must state the items of the agenda which the General Meeting must deliberate and resolve upon.
The Meeting to be held in consequence must be convened within a period of three weeks of the request.
Other items may be added in the letter convening the Meeting to the list of items indicated by the shareholders.
Article 32: Convening Procedure
The Shareholders are convened by registered letter sent at least fifteen (15) days before the date of the General Meeting unless they have individually expressly agreed in writing to receive the letter convening the meeting via another means of communication.
The Directors and the Statutory Auditors are convened by ordinary letter sent at least fifteen (15) days before the date of the General Meeting unless they have individually expressly agreed in writing to receive the letter convening the meeting via another means of communication.
The letter convening the meeting states the agenda in full, which must specify the items to be deliberated.
This letter must contain copies of all reports and other documents to be submitted to the Meeting.

Should the case arise, holders of registered bonds and warrants and holders of registered certificates issued with the collaboration of the Company will be convened to attend the General Meeting in the same way as the Shareholders.
Article 33: Notification
Holders of registered shares or their representatives must give notice of their intention to take part in the Meeting by ordinary letter sent at the latest five (5) days prior to the date of the planned meeting, which letter will be addressed to the registered office of the Company.
Compliance with these formalities cannot be demanded if no mention is made of same in the letter convening the Meeting.
Article 34: Representation of Shareholders
Every shareholder may be represented at the General Meeting by a proxy to whom written letter of proxy has been given.
The Board of Directors may determine the form of the letter of proxy and require that these are deposited at least five (5) full days before the General Meeting at the registered office.
Juristic persons are represented by the officer authorized to represent them by their Articles of Association, or by a person, who may be a shareholder or otherwise, who has been authorized in accordance with the requirements of this article.
Furthermore each shareholder has the right to vote by letter.
To be valid such (postal) votes must be made using a form sent at least five (5) calendar days prior to the date of the Meeting by registered posted letter accompanied by a recorded delivery card, where the postmark serves as proof of the posting date, and where the form must contain the following Information:
•	indication of the correct and complete identification of the shareholder and the number of shares that he votes;

•	the agenda in full;

•	the desired vote of the shareholder (for, against or abstention) with respect to each item of the agenda. The shareholder may clarify his voting intentions and state his reasons.
Article 35: Officers of the Meeting
The General Meeting is chaired by the Chairman of the Board of Directors or, in his absence, by a Director nominated by his fellows.
The Chairman appoints a Secretary, who does not necessarily have to be a shareholder. The Meeting appoints two voting recorders.
These persons are the officers of the meeting.
Article 36: Adjournment of the Meeting
At the meeting the Board of Directors has the right to postpone the resolution concerning the approval of the Annual Accounts for a period of three weeks. Such adjournment will have no effect on other resolutions adopted by the meeting, unless the General Meeting should resolve otherwise. The subsequent Meeting has the right to adopt a final resolution on the annual accounts.
The Board of Directors also has the right at the Meeting to postpone every other General Meeting on a single occasion for a period of three weeks. Such adjournment will have no effect on the resolutions already adopted by the Meeting, unless the General Meeting should resolve otherwise.

At the subsequent Meeting all items over which no definitive resolution has been adopted will be considered in full, and additional items can be added to the original agenda.
Shareholders who have not participated at the first meeting will be admitted to the following meeting on condition that they have complied with the formalities required by the Articles of Association.
Article 37: Off-agenda Resolutions — Amendments
The General Meeting cannot deliberate or resolve validly in law about items that are not included in the announced agenda or which are not implicitly contained in same.
The Board of Directors and every shareholder have the right to submit amendments to all items on the announced agenda.
Items not included in the Agenda can only be deliberated at a meeting at which all shares are represented and which unanimously agrees to consider same.
Such agreement is held to be established if no record of opposition is Included in the minutes of the Meeting.
Article 38: Voting Rights
In accordance with the provisions of Section 541 of the Companies Code:
*	all shares give a right to one (1) vote when all shares have an equal value, that is they represent an equal amount of the capital.

*	the shares, when they represent a different amount of capital, give by action of law right to a number of votes proportional to the part of the capital that they respectively represent, where it is understood that the share that represents the lowest amount is counted for one (1) vote. Fractions of a vote are ignored, except in those cases mentioned in Section 560 of the Companies Code.
Holders of bonds, warrants and certificates issued with the cooperation of the Company may attend the General Meeting, but have only an advisory voice.
Article 39: Resolutions in the General Meeting
Except in those cases provided for by the Companies Code the resolutions of Annual General Meeting are validly adopted by simple majority vote regardless of the number of shares present or validly represented.
When the agenda item does not entail an amendment of the Articles of Association, abstentions, blank votes and invalid votes are not taken into consideration when calculating the required majority.
In the event of a voting tie, the proposed resolution is rejected.
In principal votes about persons will be secret and made in writing. Votes about things will be by calling off of names or by show of hands, unless the officers of the meeting or the Meeting itself has already resolved on a secret ballot
Written Resolutions
Shareholders may adopt unanimously and in writing all resolutions that fall under the purview of the General Meeting, with the exception of
•	resolutions that must be recorded by Notarized deed;

•	resolutions adopted in application of Section 633 of the Companies Code.
To this end the Board of Directors will circulate a letter, by post, fax, email or other form of carrier of written information, that sets out the agenda and the proposed resolutions, to all shareholders and the holders of bonds, warrants and certificates issued with the cooperation of the Company, requesting the shareholder to approve the proposed resolutions and to return the duly signed circular letter within a period of twenty days to the registered office of the Company or to any other place indicated in this circular letter.
Should the approval by all shareholders of the proposed resolutions not be received within this period, all the proposed resolutions shall be held to have been rejected.
The same applies if certain proposed resolutions are unanimously approved within this period but others are not.
The holders of bonds, warrants and certificates issued with the cooperation of the Company are entitled to learn the result of the unanimous resolutions adopted in writing.
Article 40: Minutes

Minutes are to be made of each General Meeting, to which the attendance list, any reports, proxy papers and written ballots are to be attached.
The minutes of the General Meeting are signed by the officers of the Meeting and by those shareholders who so request.
They are then bound in a special register.
Transcripts and abstracts of the minutes of the General Meeting are signed by two Directors acting jointly or by a Managing Director acting alone.
TITLE XI— CLOSURE OF THE FINANCIAL YEAR —ANNUAL ACCOUNTS —
DISTRIBUTION OF PROFITS — DIVIDENDS
Article 41: Financial Year — Annual Accounts

The financial year of the Company starts on the thirty-first of December and closes on the thirtieth of December of every year
At the end of each financial year the Board of Directors makes up the inventory as well as the annual accounts in accordance with the legal provisions in this respect.
Should the case arise and where applicable, the Board of Directors hands over at least one month prior to the General Meeting the documents with the annual report to the Statutory Auditors who must prepare the report required by law.
Article 42: Profits available for distribution

The positive balance on the profit and loss account represents the profit available for distribution on the financial year.
At least five percent is deducted in advance from this profit in order to constitute the legal reserve, until this reserve amounts to one tenth of the nominal capital. The General Meeting resolves on the balance by simple majority vote by voting on a proposal of the Board of Directors.
If the General Meeting resolves on the payment of a dividend, every share is entitled to the dividend in the same way, but where it is understood that when calculating the dividend for each share account must be taken of:
a)	the share of the capital that this share represents (pro rata participationis)

b)	the degree to which the share has been paid up (pro rata liberationis)

and

c)	the number of days for which the share concerned takes part in the financial year concerned (pro rata temporis).
The General Meeting may acting in accordance with Section 615 of the Companies Code resolve to use this balance either wholly or in part for the redemption of the share capital by paying out at par those shares selected by lot.
Article 43: Payment of Dividends — Payment of an Interim Dividend
The Board of Directors determines the time and way in which dividends will be paid. Such payments must be made before the end of the financial year in which the amount of the dividend is determined.
The Board of Directors is authorized to pay out an interim dividend on the results of the current financial year.
TITLE XII: DISSOLUTION — LIQUIDATION
Article 44: Dissolution
Only the Extraordinary General Meeting of the Shareholders acting in accordance with the relevant provisions of law can resolve on the voluntary dissolution of the Company.
After dissolution the Company legally continues to exist as a juristic person for the purposes of its liquidation until the conclusion of same.
Article 45: Appointment of Liquidators
If no liquidators should be appointed, the Directors in office at the time of the dissolution will lawfully be the liquidators.
When a juristic person is appointed as liquidator, the natural person who represents him for the purposes of the liquidation must be nominated in the resolution of appointment. Every change to such an appointment must be filed with the Clerk to the Court and published in the appendices to the Belgian Official Journal.
Nonetheless the liquidators only take office after the Commercial Court has proceeded to the confirmation of their appointment pursuant to resolution of the General Meeting in accordance with the provisions of the Companies Code. The General Meeting of the dissolved company may at all times appoint or dismiss one or more liquidators by simply majority vote. It decides whether the liquidators, should there be more than one, represent the Company alone, jointly, or collectively as a Board.
Article 46: Powers of the Liquidators
The liquidators are authorized for the performance of all transactions set out in Sections 186, 187 and 188 of the Companies Code, without any requiring any special authorization by the General Meeting for this purpose, unless the General Meeting should resolve otherwise by simple majority vote.
In the sixth and the twelfth month of the first year of the liquidation the liquidators submit a circumstantial statement of the state of the liquidation to the Clerk to the Commercial Court in accordance with the provisions of the Companies Code. As of the second year of the liquidation this circumstantial statement must only be submitted once every year.
Every year the liquidators present the results of the liquidation to the Annual General Meeting indicating the reasons why the liquidation could not be completed. They also make up an inventory and a set of annual accounts up every year.
The annual accounts are published in compliance with the relevant requirements of law.
Article 47: Method of Liquidation
After the settlement of all debts, charges and expenses or after the giving into consignment of the monies required for this purpose, the liquidators distribute the net assets in monies or in securities among the shareholders according to the number of shares they hold.
Article 48: Special Provisions for Companies in Liquidation
1.	Every change in the name of a company in liquidation is forbidden.

2.	All documents emanating from a dissolved company must state that the company is in liquidation.

3.	A resolution to move the registered office of a company in liquidation can only be implemented after approval by the Commercial Court in whose jurisdiction the registered office of the Company is established. Such approval must be applied for by request of the liquidator. A transcript of the decision to grant approval by the Court must be attached when the deed comprising the transfer of the registered office is filed.
TITLE XIII: GENERAL PROVISIONS
Article 49: Election of Domicile
Directors and Liquidators who are domiciled abroad are held to elect domicile in the registered office of the Company where all writs of summons and notifications concerning the business of the Company and the responsibility for their governance can be served on them.
Article 50: Applicable Law
All matters not expressly determined in these Articles of Association or by those provisions of law which are not validly departed from in these Articles of Association are subject to the provisions of the Companies Code and other provisions of Belgian law.
Antwerp, 9 September 2009
CERTIFIED
(signature)
Frederik VLAMINCK
Associated Notary Public
“Fredrik VLAMINCK — Associated Notary Public”